Exhibit 3.1

FILED
In the office of the Secretary of State
RESTATED AND AMENDED	of the State of California
ARTICLES OF INCORPORATION	Mar 15 1996
OF	/s/ Bill Jones
U.S. ELECTRICAR, INC.	BILL JONES, Secretary of State
     The undersigned, Roy Kusumoto and John J. Micek, III, do hereby certify as follows:
     1. They are the President and Secretary, respectively, of U.S. Electricar, Inc., a California corporation (this or the “Corporation”).
     2. The Articles of Incorporation of this Corporation are amended and restated in their entirety to read as follows:
I
     The name of this Corporation is U.S. Electricar, Inc.
II
     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust corporation business or the practice of a profession permitted to be incorporated by the California Corporations Code.
III
     This Corporation is authorized to issue two classes of shares of stock, to be designated Common Stock and Preferred Stock, respectively. This Corporation is authorized to issue Three Hundred Million (300,000,000) shares of Common Stock and Thirty-five Million (35,000,000) shares of Preferred Stock. The Preferred Stock authorized by these Articles of Incorporation shall be issued from time to time in one or more series. The Preferred Stock shall be comprised of two series comprising an aggregate of Thirty-five Million (35,000,000) shares, of which Thirty Million (30,000,000) shares shall be designated “Series A Convertible Preferred Stock” (also referred to as “Series A Stock” or “Series A Preferred Stock”) and Five Million (5,000,000) shares shall be designated “Series B Convertible Preferred Stock” (also referred to as “Series B Stock” or “Series B Preferred Stock”).
     The rights, preferences, privileges and restrictions of the Series A Stock and Series B Stock and of the holders thereof shall be as follows:

     (a) DIVIDENDS.
          (1) Series A Stock Right to Cash Dividends. Each holder of outstanding shares of Series A Stock shall be entitled to receive, when and if declared by the Board of Directors and out of any assets legally available therefor, non-cumulative dividends in cash in an amount equal to 6% of $0.60 per share of Series A Preferred Stock per annum (the “Series A Preferential Dividend”), payable in cash during each fiscal year of this Corporation and in preference to any declaration or payment (payable other than in Common Stock) to the Common Stock (but not without the holders of Series B Stock first receiving the Series B Preferential Dividend (as defined below), as adjusted pursuant to Article III (a)(3) below).
          (2) Series B Stock Right to Cash Dividends. Each holder of outstanding shares of Series B Stock shall be entitled to receive, when and if declared by the Board of Directors and out of any assets at the time legally available therefor, non-cumulative dividends in cash in an amount equal to 7% of $2.00 per share of Series B Preferred Stock per annum (the “Series B Preferential Dividend”), payable in cash during each fiscal year of this Corporation and in preference to any declaration or payment (payable other than in Common Stock) to the Common Stock and Series A Stock, as adjusted pursuant to Article III (a)(3) below).
          (3) Partial Cash Payment. If the Board of Directors shall declare a dividend on the Series A Stock or Series B Stock and the amount available for payment thereof is insufficient to permit the payment of the full preferential amounts required to be paid to the holders of outstanding shares of Series A Stock and/or Series B Stock, then the amount available for such dividend payments shall be distributed ratably first among the holders of shares of Series B Stock according to the number of issued and outstanding shares of Series B Stock held by each such holder until each such holder has received its Series B Preferential Dividend in full, then the amount available for such dividend payments shall be distributed ratably among the holders of shares of Series A Stock according to the number of issued and outstanding shares of Series A Stock held by each such holder until each such holder has received its Series A Preferential Dividend in full. After payment in full during any fiscal year of all Series B Preferential Dividends and all Series A Preferential Dividends, each holder of Common Stock (other than those holders whose Common Stock was converted from Preferred Stock during such fiscal year after receiving their Series A or Series B Preferential Dividend, as the case may be) shall be entitled to receive, when and if declared by the Board of Directors and out of any funds legally available therefor, non-cumulative dividends in an amount equal to the as-converted per share amount paid to the Series A Preferred Stock, payable in cash during each fiscal year of the Corporation.
          (4) Dividends After Payment of Preferential Dividends. After the holders of record of the Common Stock, Series A Stock and Series B Stock have been paid their Preferential Dividends in full, then the holders of record of Series A Stock, Series B Stock and Common Stock shall share ratably in any additional dividends during such fiscal year on an as converted basis (i.e, the number of shares of Common Stock which would be outstanding if the Series A Stock and Series B Stock were converted to Common Stock).

          (5) Payment Other Than Cash. Except as provided in subsection (7) below, if the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of Series A Preferred Stock and Series B Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series A Preferred Stock and Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation who are entitled to receive such distribution.
          (6) Series B Stock Right to Stock Dividend. Until and unless the Series B Stock has been registered under the Securities Act of 1933, as amended, the holders of the Series B Stock shall be entitled to receive common stock dividends in preference to any stock dividend on the Series A Preferred Stock and Common Stock (the “Series B Stock Dividend Preference”) at the “monetary equivalent” rate of 7% of $2.00 per share per annum issuable on the first and second anniversary dates (each a “Record Date”) following the date these Restated and Amended Articles have been filed with the California Secretary of State (the “Filing Date”). The “value” of each share of Common Stock so issued as a stock dividend for purposes of calculating the “monetary equivalent” rate of each such share dividend shall be determined by taking the greater of (i) the “Fair Market Value” of the Company’s Common Stock determined on the applicable Record Date and (ii) the “Series B Conversion Price” (as defined below). “Fair Market Value” shall be the average price of all of the mean prices between the high bid and low ask closing prices of the Company’s publicly traded stock as listed and traded on the NASDAQ electronic bulletin board, or other listed exchange, during the ten (10) trading days immediately preceding the Record Date. Any fractional stock dividends shall be issued in cash based on their cash equivalent value. For example, if the Fair Market Value is $1.00 on the first Record Date and the Series B Conversion Price is still $0.30, then if a holder owned 100 shares of Series B Stock, he would receive $14.00 worth of Common Stock, or fourteen (14) shares of Common Stock.
          (7) Dividend Adjustment. The Series A Preferential Dividend and Series B Preferential Dividend amounts and the Series B Stock Dividend Preference shall be appropriately adjusted for any stock dividends, combinations and splits.
     (b) PREFERENCE ON LIQUIDATION.
          (1) Preference Price. In the event of any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, the holders of the outstanding shares of Series A Stock and Series B Stock shall simultaneously be entitled to be paid out of the assets of this Corporation available for distribution to its shareholders, whether from capital, surplus funds or earnings, before any payment is made in respect of the shares of Common Stock or other equity security of this

Corporation of a lesser priority than the Series A Stock and Series B Stock in an amount equal to (i) $0.60 per share in the case of the Series A Stock, plus all declared and unpaid dividends thereon (the “Series A Liquidation Preference Price”); and (ii) $2.00 per share in the case of the Series B Stock together with an amount equal to the greater of (A) seven percent (7%) of such $2.00 compounded annually at the rate of 7%, for each year (or fraction thereof) after the Filing Date less the amount, if any, of any cash dividends actually paid to the Series B Stock through the date of liquidation, or (B) any declared and unpaid dividends thereon (the “Series B Liquidation Preference Price”). After payment of the Preference Prices to the holders of Series A Stock and Series B Stock, the holders of Common Stock shall be paid an amount per share equal to the per share Series A Liquidation Preference Price paid to the holders of Series A Preferred Stock. After payment therefor to the holders of the Common Stock, the remaining assets of the Corporation shall be distributed to the holders of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock in an equal amount per share as if all Series A Preferred Stock and Series B Preferred Stock had been converted into Common Stock as of the date of such liquidation.
          (2) Partial Payment. If, upon any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, the assets of this Corporation available for distribution to its shareholders shall be insufficient to pay the full Preference Prices required to be paid to the holders of the outstanding shares of Series A Stock and the holders of the outstanding shares of Series B Stock, then all of the assets of this Corporation legally available for distribution to the holders of equity securities shall be distributed ratably first among the holders of the outstanding shares of Series B Stock based upon their Preference Price until payment in full of the Preference Price on all Series B Stock, then ratably among the holders of the outstanding shares of Series A Stock until payment in full of their Preference Price and then ratably among the holders of the outstanding shares of Common Stock in an amount per share equal to the per share Series A Liquidation Preference Price until payment in full of such Preference Price.
          (3) Certain Transactions. The sale, transfer or other conveyance of all or substantially all of the assets of this Corporation or a sale, transfer or other conveyance of a majority of the outstanding voting securities of this Corporation (on a fully-diluted basis) in any transaction or related series of transactions, whether by merger or consolidation or otherwise, shall not be deemed to be a liquidation, dissolution or winding up of this Corporation, as those terms are used in this Section.
          (4) Consent to Certain Distributions. Each holder of outstanding shares of Series A Stock and each holder of outstanding shares of Series B Stock shall, by virtue of its acceptance of a stock certificate evidencing such shares, be treated as having consented, for purposes of Sections 502, 503, and 506 of the California Corporations Code, to distributions made by this Corporation for the repurchase of shares of Common Stock from directors or employees of, or consultants or advisers to, this Corporation upon the termination of employment by, or service to, this Corporation or any subsidiary of this Corporation or otherwise.

          (5) Appraisal. If any of the assets of the Corporation are to be distributed other than in cash under this Section (b), then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Series A Preferred Stock and the holders of Series B Preferred Stock. The Corporation shall, upon receipt of such appraisers’ valuation, give prompt written notice of the appraisers’ valuation to each holder of Series A Preferred Stock, Series B Preferred Stock and Common Stock of the Corporation, but in no event later than at least twenty (20) days prior to the transaction in question.
          (6) Liquidation Adjustment. Notwithstanding the foregoing, the amount to be paid for each share of Series A Preferred Stock, Series B Preferred Stock and Common Stock upon liquidation shall be appropriately adjusted for any combination(s), stock split(s), stock distribution(s) or dividend(s) with respect to such shares.
     (c) VOTING.
          (1) Generally. Except as otherwise required by law or expressly provided herein, each share of Series A Preferred Stock and each share of Series B Preferred Stock shall be entitled to vote on all matters submitted or required to be submitted to a vote of the shareholders of the Corporation and shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such shares of Series A Preferred Stock and Series B Preferred Stock are convertible pursuant to the provisions hereof, at the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. In each such case, except as otherwise required by law or expressly provided herein, the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock shall vote together and not as separate classes.
          (2) Special Voting Rights for the Election of Directors. Each time the shareholders of the Corporation meet, or act by written consent in lieu of a meeting, for the purpose of electing Directors, until such time that fifty percent (50%) of the Series B Preferred Stock shares originally issued and outstanding have been redeemed by the Company or converted into Common Stock, the holders of the Corporation’s Series B Preferred Stock shall be entitled, voting as a separate class, to elect two, and only two, members of the Corporation’s Board of Directors. The holders of the Corporation’s Series A Preferred Stock and the holders of the Common Stock shall be entitled, voting together on an as converted basis as one class, to elect all of the remaining authorized members of the Board of Directors.
          (3) Removals or Resignations. Any vacancy created on the Corporation’s Board of Directors shall be filled by a successor Director who shall be elected in a manner by which his or her predecessor was elected as provided above, except that vacancies filled other than at shareholder meetings may be filled by the

Board of Directors. Any Director who has been elected to the Corporation’s Board of Directors as provided above may be removed during his term of office in accordance with the California Corporations Code, and any vacancy thereby created shall be filled as provided in this subparagraph.
          (4) Authorized Number of Directors. Until such time that fifty percent (50%) of the Series B Preferred Stock shares originally issued and outstanding have been redeemed by the Company or converted into Common Stock, the authorized number of directors of this Corporation shall not exceed eleven (11) without the consent of the holders of a majority of the outstanding shares of Series B Preferred Stock.
     (d) CONVERSION. The holders of the outstanding shares of Series A Stock and Series B Stock shall have the following conversion rights (the “Conversion Rights”):
          (1) Right to Convert. Each share of Series A Stock and Series B Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares, at the office of this Corporation or any transfer agent for the Corporation’s shares into that number of shares of Common Stock which is equal to the quotient obtained by dividing (A) $0.60 for each share of Series A Stock and $2.00 for each share of Series B Stock by (B) the “Series A Conversion Price” and “Series B Conversion Price,” respectively, (as such terms are hereinafter defined) in effect immediately prior to the time of such conversion. The initial price at which shares of Common Stock shall be deliverable upon conversion of shares of Series A Stock shall be $0.60 (as adjusted from time to time as herein provided, the “Series A Conversion Price”). The initial price at which shares of Common Stock shall be deliverable upon conversion of shares of Series B Stock shall be $0.30 (as adjusted from time to time as herein provided, the “Series B Conversion Price”).
          (2) Mechanics of Conversion. Each holder of outstanding shares of Series A Stock and Series B Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Corporation’s shares and shall give written notice to this Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Stock or Series B Stock being converted. Thereupon, this Corporation shall issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay all declared but unpaid dividends on the shares being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          (3) Adjustment for Stock Splits and Combinations. If this Corporation at any time or from time to time after the Filing Date effects a division of the outstanding shares of Common Stock, the Series A Conversion Price and the Series B Conversion Price shall be proportionately decreased and, conversely, if this Corporation at any time, or from time to time, after the Filing Date combines the outstanding shares of Common Stock, the Series A Conversion Price and the Series B Conversion Price shall be proportionately increased. Any adjustment under this Section (d)(3) shall be effective on the close of business on the date such division or combination becomes effective.
          (4) Adjustment for Certain Dividends and Distributions. If this Corporation at any time or from time to time after the Filing Date pays or fixes a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution in the form of shares of Common Stock, or rights or options for the purchase of, or securities convertible into, Common Stock, then in each such event the Series A Conversion Price and the Series B Conversion Price shall be decreased, as of the time of such payment or, in the event a record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price and the Series B Conversion Price by a fraction (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such payment or the close of business on such record date and (ii) the denominator of which shall be (A) the total number of shares of Common Stock outstanding immediately prior to the time of such payment or the close of business on such record date plus (B) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon exercise of such option or right of conversion; provided, however, that if a record date is fixed and such dividend is not fully paid or such other distribution is not fully made on the date fixed therefor, the Series A Conversion Price and the Series B Conversion Price shall not be decreased as of the close of business on such record date as hereinabove provided as to the portion not fully paid or distributed and thereafter the Series A Conversion Price and the Series B Conversion Price shall be decreased pursuant to this Section (4) as of the date or dates of actual payment of such dividend or distribution.
          (5) Adjustments for Other Dividends and Distributions. If this Corporation at any time or from time to time after the Filing Date pays, or fixes a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution in the form of securities of this Corporation other than shares of Common Stock or rights or options for the purchase of, or securities convertible into, Common Stock, then in each such event provision shall be made so that the holders of the outstanding shares of Series A Stock and the holders of the outstanding shares of Series B Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of this Corporation which they would have received had their respective shares of Series A Stock and Series B Stock been converted into shares of Common Stock on the date of such event and had such holders thereafter, from the date of such event to and including the actual date of conversion of their shares, retained such securities, subject to all other adjustments called for during such period under this Section (d) with respect to the rights of the holders of the outstanding shares of Series A Stock and the holders of the outstanding shares of Series B Stock.
          (6) Adjustment for Reclassification, Exchange and Substitution. If, at any time or from time to time after the Filing Date, the number of shares of Common Stock issuable upon conversion of the shares of Series A Stock and Series B Stock is changed into the same or a different number of shares of any other class or classes of stock or other securities, whether by recapitalization, reclassification or otherwise (other than a recapitalization, division or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section (d)), then, in any such event, each holder of outstanding shares of Series A Stock and each holder of outstanding shares of Series B Stock shall have the right thereafter to convert such shares of Series A Stock and Series B Stock into the same kind and amount of stock and other securities receivable upon such recapitalization, reclassification or other change as the maximum number of shares of Common Stock into which such shares of Series A Stock and Series B Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.
          (7) Reorganizations, Mergers, Consolidations or Sales of Assets. If, at any time or from time to time after the Filing Date, there is a capital reorganization of the Common Stock (other than a recapitalization, division, combination, reclassification or exchange of shares provided for elsewhere in this Section (d)) or a merger or consolidation of this Corporation into or with another corporation or a sale of all or substantially all of this Corporation’s properties and assets to any other person, then, as a part of such capital reorganization, merger, consolidation or sale, provision shall be made so that the holders of the outstanding shares of Series A Stock and the holders of the outstanding shares of Series B Stock shall thereafter receive upon conversion thereof the number of shares of stock or other securities or property of this Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock into which their shares of Series A Stock and Series B Stock were convertible would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (d) with respect to the rights of the holders of the outstanding shares of Series A Stock and Series B Stock after the capital reorganization, merger, consolidation, or sale to the end that the provisions of this Section (d) (including adjustment of the Series A Conversion Price and Series B Conversion Price and the number of shares into which the shares of Series A Stock and Series B Stock may be converted) shall be applicable after that event and be as nearly equivalent to such Conversion Prices and number of shares as may be practicable.

          (8) Annual Adjustment to Series B Conversion Price. On the second, third, fourth and fifth anniversary dates after the Filing Date, the Series B Conversion price shall be adjusted to $0.45, $0.60, $0.75 and $1.00, respectively (as adjusted from time to time herein under this Section (d)).
          (9) Automatic Conversion.
               (i) Each outstanding share of Series A Stock shall automatically be converted into shares of Common Stock at the then effective Conversion price for the Series A Preferred Stock upon (a) the consummation of the sale of the Corporation’s Common Stock in an underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”); or (b) the registration of the underlying Common Stock of the holders’ Series A Preferred Stock under the Securities Act; or (c) a merger or consolidation with or into another corporation or a sale of more than fifty percent (50%) of the outstanding voting securities of this Corporation or a sale of all or substantially all of the Corporation’s properties and assets.
               (ii) Each outstanding share of Series B Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon (a) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of shares of Common Stock for the account of the Corporation (other than a registration statement effected solely to implement an employee benefit plan, a transaction in which Rule 145 of the Securities and Exchange Commission is applicable or any other form or type of registration in which the shares of Common Stock issuable upon conversion of the shares of Series B Stock cannot be included pursuant to the Securities and Exchange Commission rules or practices) resulting in aggregate proceeds to the Corporation (before the payment of underwriting discounts and commissions and the expense of the offering) in excess of $10,000,000 and at a per share price of at least $0.60 (appropriately adjusted for subdivisions, combinations and stock dividends); or (b) a merger or consolidation with or into another corporation or a sale of the shares of Common Stock of the Corporation or a sale of all or substantially all of the Corporation’s properties and assets in which the aggregate gross cash proceeds received by the Corporation is at least $10,000,000 in cash or marketable securities.
               (iii) Upon the occurrence of an event specified in either Section (9)(i) or (9)(ii) above, the outstanding shares of Series A Stock and/or Series B Stock, as the case may be, shall be converted into outstanding shares of Common Stock, whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. Upon the automatic conversion of the outstanding shares of Series A Stock and/or Series B Stock, the Corporation shall notify the holders of the outstanding shares of Series A Stock and the holders of outstanding shares of Series B Stock, as applicable, and thereafter such holders shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the shares. Thereupon there shall be issued and delivered to such holder, promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the surrendered shares of Series A Stock or Series B Stock of such holder were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash all declared but unpaid dividends on the shares of Series A Stock and Series B Stock so converted.
          (10) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series A Stock or Series B Stock. In lieu of any fractional share to which the holder of such shares would otherwise be entitled, the Corporation shall pay cash equal to the product of (i) such fraction multiplied by (ii) the fair market value of one share of the Common Stock on the date of conversion, as determined in good faith by a disinterested majority of the Board of Directors.
          (11) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Stock and Series B Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Stock and Series B Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Stock and Series B Stock, the Corporation shall take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
          (12) Notices. Any notice required by the provisions of this Section (d) to be given to a holder of shares of Series A Stock or Series B Stock shall be in writing and, if by personal delivery (including courier or Federal Express), shall be deemed to have been validly served, given or delivered upon actual delivery and if mailed, shall be deemed to have been validly served, given or delivered three (3) business days after deposit in the United States mails, as registered or certified mail, with proper postage prepaid and addressed to the party or parties to be notified, at the addresses appearing on the books of the Corporation (or such other address(es) as a party may designate for itself by like notice) or pursuant to written agreements between the parties.
          (13) No Dilution or Impairment. The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the holders of the shares of Series A Stock and the holders of the shares of the Series B Stock against dilution (as contemplated herein) or other impairment of their rights.
     (e) NO RE-ISSUANCE. No share or shares of Series A Stock or Series B Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.
     (f) RESTRICTIONS AND LIMITATIONS.
          (1) Series B Protective Covenants. In addition to any other rights provided by law, so long as any shares of Series B Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock:
               (a) alter or change the rights, preferences or privileges of the Series B Preferred Stock;
               (b) increase the authorized number of shares of Series Preferred B Stock;
               (c) increase the authorized number of shares of Preferred Stock; or
               (d) create any new class or series of shares having preference over or being on a parity with the Series B Stock.
IV
     (a) LIMITATION OF DIRECTORS’ LIABILITY. The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extend permissible under California law.
     (b) INDEMNIFICATION OF CORPORATE AGENTS. This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to this Corporation and its shareholders.
     (c) REPEAL OR MODIFICATION. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this Corporation relating to acts or omissions occurring prior to such repeal or modification.”

     3. The foregoing Restated and Amended Articles of Incorporation have been duly approved and adopted by the Board of Directors of the Corporation.
     4. The foregoing Restated and Amended Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of shares outstanding is (1) shares of Common Stock and (2) shares of Series A Preferred Stock. The number of shares voting in favor of the amendment equaled or exceed the vote required. The percentage vote required was more than 50% of each class of the outstanding shares. (1) 60,713,083* (2) 5,283,140*
     Each of the undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth herein are true and correct of his own knowledge.

Date: Feb. 23, 1996	/s/ Roy Kusumoto

ROY KUSUMOTO, President

/s/ John J. Micek

JOHN J. MICEK, III, Secretary

CERTIFICATE OF AMENDMENT OF	FILED
THE RESTATED AND AMENDED ARTICLES OF INCORPORATION OF	In the office of the Secretary of State
U.S. ELECTRICAR, INC.	of the State of California
JUL 30 1999
/s/ Bill Jones

BILL JONES, Secretary of State
Carl D. Perry certifies that:
1.	He is the President and Secretary of U.S. Electricar, Inc., a California Corporation (the “Corporation”).
2. The second sentence of Article III of the Restated and Amended Articles of Incorporation of this Corporation is amended to read in its entirety as follows:
“This Corporation is authorized to issue Five Hundred Million (500,000,000) shares of Common Stock and Thirty-five Million (35,000,000) shares of Preferred Stock.”
3.	The foregoing amendment of the Restated and Amended Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

4.	The foregoing amendment of the Restated and Amended Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of this Corporation is 222,962,367 shares of Common Stock, 3,259,101 shares of Series A Preferred Stock and 1,291,726 shares of Series B Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding shares of Common Stock, voting as a separate class, and more than fifty percent (50%) of the outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class.
I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.
Dated as of July 29, 1999

/s/ Carl D. Perry
Carl D. Perry,
President and Secretary

CERTIFICATE OF AMENDMENT OF	FILED
THE ARTICLES OF INCORPORATION OF	In the office of the Secretary of State
U.S. ELECTRICAR, INC.	of the State of California
JUN 30 2000
/s/ Bill Jones

BILL JONES, Secretary of State
     Carl D. Perry hereby certifies that:
1.	He is the President and Secretary of U.S. Electricar, Inc., a California Corporation (the “Corporation”).

2.	Article I of the Articles of Incorporation (“Articles”) of this Corporation is amended to read in its entirety as follows:
“I.
The name of this Corporation is Enova Systems, Inc.”
3.	The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

4.	The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of this Corporation is 226,287,022 shares of Common Stock, 3,165,767 shares of Series A Preferred Stock and 1,239,026 shares of Series B Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class.
     I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.
Dated: June 26, 2000

/s/ Carl D. Perry
Carl D. Perry,
President and Secretary

CERTIFICATE OF AMENDMENT OF	FILED
THE ARTICLES OF INCORPORATION OF	In the office of the Secretary of State
ENOVA SYSTEMS, INC.	of the State of California
NOV 12 2004
/s/ Kevin Shelley

KEVIN SHELLEY, Secretary of State
The undersigned certify that:
1.	They are the President and Acting Chief Financial Officer, respectively, of Enova Systems, Inc., a California Corporation (the “Corporation”).

2.	The second sentence of Article III of the Restated and Amended Articles of Incorporation of this Corporation is amended to read in its entirety as follows:
“This Corporation is authorized to issue Seven Hundred Fifty Million (750,000,000) shares of Common Stock and Thirty-five Million (35,000,000)shares of Preferred Stock.”
3.	The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.
4.	The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of this Corporation is 401,895,856 shares of Common Stock, 2,747, 512 shares of Series A Preferred Stock and 1,217,196 shares of Series B Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class.
     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.
      Dated: November 3, 2004

/s/ Edwin O. Riddell
Edwin O. Riddell, President

/s/ Larry Lombard
Larry Lombard, Acting Chief Financial Officer

CERTIFICATE OF CORRECTION
OF RESTATED AND AMENDED OF ARTICLES OF INCORPORATION	FILED In the office of the Secretary of State
OF	of the State of California
U.S. ELECTRICAR, INC.	JUN 30 2005
(Currently Known as Enova Systems, Inc.)
     Edwin O. Riddell and Larry B. Lombard certify that:
     1. They are the duly elected and acting President and Chief Financial Officer of Enova Systems, Inc., (formerly known as U.S. Electricar, Inc.) a California corporation (the “Corporation”),
     2. The instrument being corrected is entitled Restated and Amended Articles of Incorporation of U.S. Electricar, Inc. (the “Amended Articles”) and said instrument was filed with the California Secretary of State on March 15, 1996.
     3. Article III (d)(9)(ii) of the Amended Articles, as corrected and replaced should read as follows:
“Each outstanding share of Series B Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon (a) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of shares of Common Stock for the account of the Corporation (other than a registration statement effected solely to implement an employee benefit plan, a transaction in which Rule 145 of the Securities and Exchange Commission is applicable or any other form or type of registration in which the shares of Common Stock issuable upon conversion of the shares of Series B Stock cannot be included pursuant to the Securities and Exchange Commission rules or practices) resulting in aggregate proceeds to the Corporation (before the payment of underwriting discounts and commissions and the expense of the offering) in excess of $10,000,000 and at a per share price of at least $0.60 (appropriately adjusted for subdivisions, combinations and stock dividends); or (b) a merger or consolidation with or into another corporation or a sale of the shares of Common Stock of the Corporation or a sale of all or substantially all of the Corporation’s properties and assets in which the aggregate gross cash proceeds received by the shareholders of the Corporation is at least $10,000,000 in cash or marketable securities.”
     4. This Certificate of Correction does not alter the wording of any resolution and/or written consent adopted by the board of directors or the shareholders of the Corporation.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Correction are true and correct of our own knowledge.
     Dated: June 30, 2005.

/s/ Edwin O. Riddell
Edwin O. Riddell, President

/s/ Larry B. Lombard
Larry B. Lombard, Chief Financial Officer

CERTIFICATE OF AMENDMENT OF THE	FILED
RESTATED AND AMENDED ARTICLES OF INCORPORATION, AS AMENDED, OF	In the office of the Secretary of State
ENOVA SYSTEMS, INC.	of the State of California
JUL 20 2005
The undersigned hereby certifies that:
1. They are the President and Chief Financial Officer, respectively, of Enova Systems, Inc., a California corporation (the “Corporation”).
2. Effective as of 11:59 p.m. Pacific Standard Time on the date of filing of this Certificate of Amendment of the Restated and Amended Articles of Incorporation, as amended, with the California Secretary of State, the first paragraph of Article III of the Restated and Amended Articles of Incorporation of the Corporation (the “Articles”) is hereby amended to read in its entirety as follows:
     “This Corporation is authorized to issue two classes of shares of stock, to be designated Common Stock and Preferred Stock, respectively. This Corporation is authorized to issue Seven Hundred Fifty Million (750,000,000) shares of Common Stock and Thirty-five Million (35,000,000) shares of Preferred Stock. The Preferred Stock authorized by these Articles of Incorporation shall be issued from time to time in one or more series. The Preferred Stock shall be comprised of two series comprising an aggregate of Thirty-five Million (35,000,000) shares, of which Thirty Million (30,000,000) shares shall be designated “Series A Convertible Preferred Stock” (also referred to “Series A Stock” or “Series A Preferred Stock”) and Five Million (5,000,000) shares shall be designated “Series B Convertible Preferred Stock” (also referred to as “Series B Stock” or “Series B Preferred Stock”). Each issued and outstanding share of Common Stock of this Corporation shall be converted into one-forty fifth (1/45) of a share of Common Stock, there being no conversion of any outstanding shares of Preferred Stock. In lieu of any fractional shares to which a holder of Common Stock would otherwise be entitled, this Corporation shall pay cash equal to (a) the average of the high-bid and low-asked per share prices of the Common Stock as reported on the NASDAQ electronic “Bulletin Board” on the effective date of this Certificate of Amendment multiplied by (b) the number of shares of Common Stock held by such holder that would otherwise have been exchanged for such fractional share interest.”
3.	The foregoing amendment to the Articles has been duly approved by the Board of Directors of the Corporation.

4.	The foregoing amendment of the Articles has been duly approved by the required vote of the shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of each class of this Corporation entitled to vote with respect to the foregoing amendment of the Articles was 401,895,856 shares of Common Stock, 2,747,512 shares of Series A Preferred Stock and 1,217,196 shares of Series B Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote was more than fifty percent

(50%) of the outstanding shares of Common Stock, voting as a separate class, and more than fifty percent (50%) of the outstanding shares of Common Stock, Seriea A Preferred Stock and Series B Preferred Stock, voting together as a single class.
We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.
Dated as of July 20,2005

/s/ Edwin O. Riddell
Edwin O. Riddell, President and CEO

/s/ Larry Lombard
Larry Lombard, Chief Financial Officer